Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

NeuroSense Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, no par value per share, underlying Ordinary Warrants (2)	Other	3,000,000	$1.50	(3)	$4,500,000	0.00011020		$495.90
	Equity	Ordinary Warrants(4)	Other	3,000,000	—		—	—		—
	Total Offering Amounts						$4,500,000			$495.90
	Total Fees Previously Paid								$	⸻
	Total Fee Offsets								$	⸻
	Net Fee Due									$495.90

(1)	Pursuant to Rule 416(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminable number of additional securities as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Represents the ordinary shares, no par value per share (the “Ordinary Shares”), of NeuroSense Therapeutics Ltd. (the “Company”), issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $1.50 per Ordinary Share (the “Ordinary Warrants”) issued in a private placement to the selling shareholder identified in the registration of which this exhibit forms a part.
(3)	Calculated pursuant to Rule 457(g) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, based on the weighted average exercise price of the Ordinary Warrants of $1.50.
(4)	In accordance with Rule 457(g) and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the entire registration fee for the Ordinary Warrants is allocated to the Ordinary Shares underlying the Ordinary Warrants, and no separate fee is payable for the Ordinary Warrants.